                                                                   EXHIBIT 10.14

[LETTERHEAD OF MICROFINANCIAL]
                                                                January 30, 2003

Richard F. Latour
_________________
_________________
_________________

Dear MI. Latour:

         You entered into an Employment Agreement, as may have been amended from time to time, (the "Employment Agreement") effective June 12, 1998 with MicroFinancial Incorporated, (f/k/a Boyle Leasing Technologies, Inc.), a Massachusetts corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

         This Letter Agreement (this "Letter") will summarize our understanding and agreement with respect to certain amendments to the Employment Agreement as follows:

         1. Section 11(e) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

                  "(e)     Assignment. This Agreement is personal to Executive
and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure hire to the benefit of and be binding upon the Company and its successors and assigns."

         2. Section ll (h) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

                  "(h)     Successors: Binding Agreement

                           (i) The Company will require any successor (whether direct or indirect by Change of Control or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, The term "Company" shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. As used in this Agreement, "Change of Control" shall mean:

                         [LETTERHEAD OF MICROFINANCIAL]

                                    (a)      The acquisition by any individual,
entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), including an acquisition pursuant to 11 U.S.C. Section 1129 et passim, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") or;

                                    (b)      Individuals who, as of the date
hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board or are divested of possession by appointment of a trustee pursuant to Chapter 7 or 11 of the United States Bankruptcy Code; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                                    (c)      Approval by the shareholders of the
Company, or, in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                                    (d)      Approval by the shareholders, or,
in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

                           (ii)     The Company agrees that within three (3)
days of the entry of an order for relief with respect to the Company pursuant to the provisions of Chapter 7 or Chapter 11 of the United States Bankruptcy Code, it will seek approval of the bankruptcy Court having jurisdiction over its affairs for the assumption of this Agreement pursuant to the provisions of
Section 365 of the United States Bankruptcy Code.

                           (iii)    This Agreement shall inure to the benefit of
and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive."

         3. Except as expressly amended and clarified by this Letter, the Employment Agreement is hereby ratified and confirmed in all respects.

         4. This Letter shall be subject to all applicable provisions of the Employment Agreement, including but not limited to, provisions relating to governing law, arbitration and notices.

         5. This Letter may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterparts of this Letter that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

         6. If the foregoing accurately summarizes our understanding and agreement, please execute this Letter and its counterpart in the space provided below.

                                                MICROFINANCIAL INCORPORATED


                                                By: /s/ Peter R. Bleyleben
                                                   -----------------------------
                                                   Its CHAIRMAN


/s/ Richard F. Latour
--------------------------
Richard F. Latour

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of June 12, 1998 by and between Boyle Leasing Technologies, Inc., a Massachusetts corporation, (the "Company") and Richard F. Latour, (the "Executive") residing at 29 Cherubs Way, Hampstead, NH 03841.

                  WHEREAS Executive has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company pursuant to an Employment Agreement dated September 26, 1997 (the "Original Employment Agreement"); and

                  WHEREAS the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such continued employment (the "Agreement"); and

                  WHEREAS Executive desires to accept such continued employment and enter into this Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Subject to the provisions of Section 7, Executive shall be employed by the Company pursuant to the terms and conditions of this Agreement for a period commencing on June 12, 1998 (the "Commencement Date") and ending June 12,2001; provided that such period shall be automatically extended for one year on June 12,2001 and June 12 of any succeeding year unless a minimum of six months prior notice is given by either party to the other. The period beginning on the Commencement Date and ending June 12,2001, or upon the expiration of any renewal period, in either case in accordance with the foregoing provision, shall be referred to as the "Employment Term".

         2. Position. (a) The Executive shall continue to serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and in the event of an internal corporate restructuring, shall serve in a position or positions of comparable authority and responsibility in any resulting entity. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") or its designee which shall not be less than that assigned to him on the Commencement Date.

                  (b) During the term of his employment hereunder, Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

         3. Base Salary. The Company shall pay Executive an annual base salary (the "Base Salary") at the initial rate of $200,000 payable in arrears in substantially equal installments not less frequently than monthly in accordance with the Company's payroll practices during the Employment Term. The Company shall increase (but not decrease) the Base Salary on each January 1 which occurs during the Employment Term after June 12, 1998 by a percentage equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the Northeast Region, class B metropolitan area, for the twelve (12) month period ending on each such January 1. In addition to any automatic increases hereunder, the Company, at any time, may in its sole discretion increase Executive's Base Salary.

         4. Incentive Compensation. (a) With respect to each fiscal year during all of which Executive is employed with the Company, including the fiscal year beginning January 1, 1998, he shall also be eligible to participate in the Company's annual bonus program as such program may be modified by the Board of Directors.

                  (b) With respect to each performance period during which Executive is employed by the Company, including the performance period beginning January 1, 1998, the Executive shall also be eligible to participate in the Company's profit-sharing plan as such plan may be modified by the Board of Directors.

                  (c) Executive shall be eligible to participate in the 1987 Stock Option Plan, the 1998 Equity Incentive Plan, and my other equity plan adopted by the Company (collectively "Option Plans"), at a level consistent with his position and responsibilities.

         5. Employee Benefits. (a) Executive shall continue to be provided employee benefits (including fringe benefits and other perquisites, profit sharing plan participation and life, health, accident and disability insurance) (collectively "Employee Benefits") on terms no less favorable in the aggregate (except for any changes thereto required to comply with changes in applicable law) than those benefits which were provided to Executive by the Company immediately prior to the Commencement Date, except as otherwise required hereunder.

                  (b) The Board of Directors shall determine the amount of the payments, if any, to be awarded to the Executive under the Company's annual bonus program and/or profit-sharing plan pursuant to their terms for the 1997 fiscal year and for which payments have not been made prior to the Commencement Date.

                  (c) Executive shall be entitled to a minimum of five (5) weeks annual vacation, in accordance with the Company's current vacation policies, which vacation shall be increased on the second anniversary of the Commencement Date up to a maximum of six (6) weeks.

         6. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

         7. Termination. This Agreement, and Executive's employment may be terminated by either party at any time. In the event of any such termination, Executive's rights and entitlements shall be determined in accordance with the following provisions.

                  (a)      For Cause by the Company. The provisions of this
Section 7(a) shall apply in the event that Executive's employment hereunder is terminated by the Company for "Cause". For purposes of this Agreement, "Cause" shall mean (i) Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the willful commission by Executive of acts that are dishonest and demonstrably injurious to the Company, or (iii) an act or acts on Executive's part constituting a felony under the laws of the United States or any state thereof. If Executive is terminated for Cause, he shall be entitled to receive his Base Salary through the date of termination, and any accrued but unpaid mounts earned under any bonus program or profit-sharing plan. All other benefits due Executive following Executive's termination of employment pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company at the time of such termination. Any Notice of Termination (as defined in subsection (i) of this Section 7), communicating the termination of Executive's employment pursuant to this Section 7(a) shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and reasonable opportunity for Executive, together with Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board that any event constituting Cause for termination in accordance with this
Section 7(a) has occurred and specifying the particulars thereof in detail.

                  (b) Disability. The provisions of this Section 7(b) shall apply in the event that Executive's employment terminates on account of "Disability". For purposes of this Agreement, "Disability" shall mean Executive's physical or mental incapacity, which results in his inability to perform his duties for a period of six (6) consecutive months. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree, shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.

         In the event of the Disability of Executive, the Company may terminate the employment of Executive, by delivery of a Notice of Termination to the Executive which Notice shall be effective not less than thirty (30) days after the giving of such Notice. Upon termination of Executive's employment hereunder as a result of Disability, Executive shall receive his Base Salary for a period of twelve (12) months following such termination, and any and all accrued but unpaid amounts earned by Executive under the annual bonus program or profit-sharing plan as of the date of Disability. Any payments provided for in this Section 7 (b) shall be offset put not below zero) by any payment of disability benefits in lieu of Base Salary received by Executive under the Company's employee benefit plans as then in effect. In addition, all options or other awards issued under the Option Plans shall become fully vested and exercisable as of the date of Disability.

                  (c) Death. Upon termination of Executive's employment hereunder as a result of Executive's death, Executive's estate shall receive his Base Salary at the rate in effect at the time of Executive's death for a period of twelve (12) months following his death, and any and all accrued but unpaid amounts earned by Executive under the Company's annual bonus program or profit-sharing plan as of the date of death. In addition, all options or awards under the Option Plans shall become fully vested and exercisable as of the date of death. Thereafter, the Company shall, except as provided in subsections 5(a) and 7(g), have no further obligation to compensate Executive under this Agreement.

                  (d) Without Cause by the Company. If Executive's employment is terminated by the Company (including a termination of this Agreement by the Company as provided in Section 1) without "Cause" (other than by reason of Disability or death), Executive shall receive, as promptly as practicable following such termination, but in any event not later than ten (10) business days following such termination, a lump sum payment in cash equal to the sum of:

                  (i) if not theretofore paid, the Executive's Base Salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Commencement Date; and

                  (ii) the product of (X) the annual bonus paid to the Executive for the last full fiscal year ending during the Employment Term and (y) the fraction obtained by dividing (a) the number of days between the Commencement Date and the last day of the last full fiscal year ending during the Employment Term and
                  (b) 365; and

                  (iii) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Company.

         Executive shall in addition receive an amount equal to three (3) times the Executive's annual Base Salary at the rate in effect at the time Notice of Termination was given, or if higher, at the highest rate in effect at any time within the ninety (90) day period preceding the

Commencement Date. Such amount shall be paid to Executive in two (2) equal payments, on the first and second anniversaries, respectively, of the Executive's date of termination.

         No option or other award granted to Executive under the Option Plans shall terminate prior to the expiration of the option term or award period without regard to a termination of employment.

                  (e)      For Good Reason By Executive. The provisions of this
Section 7(e) shall apply in the event that the Executive terminates his employment with the Company for "Good Reason". For purposes of this Agreement, "Good Reason" means (without Executive's express prior written Consent):

                                    (i)      The assignment to Executive by the
                  Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or offices, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive's employment for Cause, Disability, or as a result of Executive's death or by Executive other than for Good Reason;

                                    (ii)     A reduction by the Company in
                  Executive's Base Salary as in effect at the Commencement Date, as the same may be increased according to the terns of this Agreement;

                                    (iii)    A relocation of the Company's
                  principal executive offices to a location outside of the metropolitan Boston, Massachusetts area or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations at the Commencement Date, or any material reduction or adverse change in the emoluments or perquisites of office provided to the Executive at the Commencement Date;

                                    (iv)     A failure by the Company to
                  continue in effect fringe benefits and benefit or compensation plans

                  (including any profit sharing, bonus, life insurance, health, accidental death or dismemberment or disability plan) with terms which in the aggregate are as favorable as those fringe benefits and plans to which Executive is entitled or in which Executive is participating, as the case may be, at the Commencement Date (or in the case of fringe benefits or plans granted or adopted, as the case may be, after the date hereof and providing a type of benefit not provided by the Company at the Commencement Date, at the respective dates of grant or adoption of such fringe benefits or plans);

                                    (v)      The failure by the Company to
                  obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring a substantial portion of the assets of the Company, or, following any such assumption, assignment or acquisition by an entity other than an affiliate of the Company, the occurrence of any event Executive believes will impair his duties under this Agreement; or

If Executive terminates his employment for "Good Reason", Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company without "Cause".

                  (f) Gross-up Payments. In the event that Executive receives any payments under this Agreement, or other payments subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), which are considered "excess parachute payments" as defined in Section 280G of the Code, the Company shall make an additional gross-up payment to Executive in an amount which results in Executive being in the same after-tax position that he would have been in had no excise tax under Code Section 4999 been imposed.

                  (g) Without Good Reason by Executive. If Executive voluntarily terminates his employment with the Company for any reason other than "Good Reason", Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company for Cause.

                  (h) Continuation of Benefits. Upon the termination of Executive's employment other than as a result of death or for Cause, in addition to any amounts due under Section 5(a) and (b) hereof and Sections (a) through
(f) of this Section 7, the Company shall provide Executive with a continuation of those benefits denoted by an asterisk on Exhibit A hereto until the earlier of Executive's death or 65th birthday; provided, however, that in the event that Executive obtains other substantially comparable employment during such period, Executive shall notify the Company and the amount of any benefits to which Executive is entitled under this Section 7(h) shall be reduced (but not below zero) by any such benefits provided by Executive's new employer.

                  (i) Notice of Termination. Any purported termination of employment by the Company or by Executive shall not be effective until communicated by written Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         8.       Noncompetition. (a) During the Employment Term, and for a two
(2) year period following termination of Executive's employment hereunder, Executive shall not, directly or indirectly, (i) become under contract to or associated with, employed by, render services to or own an interest (other than as a shareholder owning not more than a 5% interest) in any microticket leasing business that is in competition with the Company in the United States, (ii) solicit any officer or employee of the Company or any of its affiliates to engage in my conduct prohibited hereby for Executive or to terminate any existing relationship with the Company or such affiliate or (iii) assist any other person to engage in any activity in any manner prohibited hereby to Executive. For purposes of this Section 8(a), in the event of a termination of employment prior to expiration of the Employment Term, determination of the duration of the Employment Term, shall be made without regard to the automatic renewal provisions of Section 1 hereof.

                  (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other Restriction contained in this Agreement is an unenforceable restriction against Executive, the Provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         9. Confidentiality. Executive will not at any time (whether, during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company, for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at my time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         11.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                  (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, subject to the exception noted below, supersedes any and all prior understandings, agreements, contracts and arrangements, whether written or oral, between the Company and Executive, including but not limited to the Original Employment Agreement and the Executive Performance Incentive Plan. The parties hereto agree that as of the Commencement Date, the Original Employment Agreement shall be null and void and of no further force or effect and any and all current and future obligations of either party thereunder are fully and forever discharged. Notwithstanding anything to the contrary contained herein, this Agreement shall in no way reduce or diminish any benefit to which Executive is otherwise entitled and which has already accrued, or been granted, to Executive, pursuant to the terms of a plan, program or arrangement of the Company, including without limitation, any outstanding award granted to Executive under the Company's Executive Performance Incentive Plan for which the performance period has not closed (or, if closed, payment has not been made) prior to the Commencement Date. The Executive hereby agrees to provide any consent, waiver or other documentation necessary to give effect to this paragraph (b). This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to a direct or indirect wholly-owned subsidiary of the Company.

                  (f) Mitigation. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of his employment hereunder or otherwise, except to the extent set forth in
Section 7(h) of this Agreement.

                  (g) Arbitration. Except where equitable relief is sought, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association by a single arbitrator. The Arbitrator shall be an individual familiar with the leasing and finance industry. The arbitrator's award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court a judicial acceptance o the award and an enforcement as the law of such jurisdiction may require or allow.

                  (h)      Successors: Binding Agreement.

                                    (i)      The Company will require any
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term "Company" shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term "Company" shall not mean any affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide.

                                    (ii)     This Agreement shall inure to the
benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive,

                  (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to Managing Partner, Edwards & Angell, 101 Federal Street, Boston, MA

02110, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  (j) Legal Fees and Expenses. The Company shall reimburse Executive on a quarterly basis for all costs and expenses incurred by Executive to enforce or protect his rights under this Agreement (including fees and expenses incurred in connection with an arbitration) unless it shall ultimately be determined by a final judgment of an arbitrator or a court of competent jurisdiction that Executive was without any justification for commencing or continuing any such arbitration, action or proceeding, in which case Executive shall repay to the Company any amounts of reimbursement paid under this Section 11 (j) and in the event of an arbitration, shall also pay one half (1/2)of the fees of the arbitrator.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                               /s/ Richard F. Latour
                                               ---------------------------------
                                               Richard F. Latour

                                               Boyle Leasing Technologies, Inc.

                                               /s/ Peter R. Bleyleben, President
                                               ---------------------------------
                                               Peter R. Bleyleben, President